Exhibit 99.2

Digirad Corporation Board of Directors

Appoints R. King Nelson Chairman

POWAY, Calif.—January 7, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging products and services to physicians’ offices, hospitals and imaging centers, today announced that its board of directors has appointed R. King Nelson, a director and member of the audit and governance committees, chairman of the board effective today.

Nelson, 50, has served on Digirad’s board of directors since March 2004. He is currently president and chief executive officer of Uptake Medical. From April 2005 to September 2006 he was president and chief executive officer of Kerberos Proximal Solutions, Inc., a developer of medical devices used for the treatment of vascular disease. From May 1999 to December 2003, he was president and chief executive officer of VenPro Corporation, a medical device company that develops implants for venous vascular and cardiovascular medicine. Nelson has more than 18 years of executive-level experience at Baxter Healthcare Corporation, a health care company, including serving as president of Baxter’s perfusion services business. He received a Bachelor of Science degree from Texas Tech University and an MBA degree from the University of Miami.

Nelson commented: “I am pleased to have an opportunity to work with Digirad management, especially to further extend the reach of their centers of influence model in the U.S. Based on my experience on both device and services sides of healthcare, management has initiated a unique approach to providing key imaging services, services that address the needs of not only patients but also the physicians that provide those services, and I look forward to seeing this model play an increasing role in Digirad’s growth and path to profitability.”

Nelson replaces Timothy Wollaeger, who resigned as chairman. He will remain a director but does not intend to stand for reelection to the board at the Company’s annual meeting this year. Wollaeger was appointed chairman in January 1996 and has been a director since April 1994.

Nelson added, “We owe a great deal to Tim for helping to bring Digirad to this point and wish him the very best.”

About Digirad Corporation

Digirad provides diagnostic medical imaging products and services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 450 systems; in addition, a mobile fleet of more than 120 nuclear and ultrasound imaging systems is being used in 22 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad® , Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements

Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include statements regarding the Company’s centers of influence business model, benefits of that business, its role in the Company’s growth, and profitability. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad’s business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad’s products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad’s camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad’s ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300 d.matsui@allencaron.com	Company Contact: Mark Casner CEO 858-726-1600 ir@digirad.com

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